Exhibit 10.10

Sillerman Investment Company III LLC

March 16, 2015

The Board of Directors

SFX Entertainment, Inc.
430 Park Ave., Sixth Floor
New York, NY 10022

Dear Sirs:

Reference is made to the Credit Agreement, dated as of February 7, 2014, among SFX Entertainment, Inc. (the “Company”), the Lenders party thereto and Barclay’s Bank PLC, as administrative agent and collateral agent thereunder, as amended from time to time (the “Credit Agreement”).  Capitalized terms used but not defined in this letter shall have the respective meanings set forth in the Credit Agreement.

Sillerman Investment Company III LLC (“SIC”) hereby commits (the “Commitment”) to make available cash collateral in an aggregate amount of up to $31.5 million (the “Maximum Cash Collateral Amount”) to secure the repayment of principal and interest on Revolving Loans made to the Company under the Credit Agreement on the terms set forth in Exhibit A attached hereto.

The Commitment and the other agreements reflected in this letter are being provided to the Company to allow it to access Revolving Loans should the Company need to do so to fund its working capital needs.  This will also afford the Company with flexibility to fully evaluate the proposal reflected in the letter previously delivered by SIC’s sole member, Robert F.X. Sillerman, to the Board and for the Board to explore alternative transactions.

In the event that the documentation of the cash collateral arrangement and the required amendment to the Credit Agreement are not completed in a timely fashion to meet the cash flow needs of the Company, SIC will provide in the form of newly issued equity or otherwise the amount so needed up to the Maximum Cash Collateral Amount on mutually acceptable and commercially reasonable terms.  To the extent that such cash flow needs are met with a loan, such loan will be due no sooner than April 1, 2016.

This Commitment and the other agreements being made by SIC in this letter are subject to the approval of the Special Committee of the Board.  The agreements reflected herein are subject to compliance with applicable law and the Company’s debt instruments.

No legal obligation with respect to this Commitment or the other agreements made by SIC in this letter shall arise unless and until this letter has been duly countersigned and delivered by the Company and the Company has paid SIC a commitment fee of $630,000 in cash (2% of the $31.5 million Maximum Cash Collateral Amount).  Until the Company countersigns this letter, SIC may withdraw it at any time.  I have retained the law firm Fried, Frank, Harris, Shriver & Jacobson LLP as my counsel in connection herewith.

I am available at your convenience to discuss any aspect of this letter.

Sincerely,

SILLERMAN INVESTMENT COMPANY III LLC

By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman

ACCEPTED AND AGREED AS OF March 16, 2015:

SFX ENTERTAINMENT, INC.

/s/ Richard Rosenstein
By: Richard Rosenstein
Title: CFO

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EXHIBIT A

Summary of Terms and Conditions

Reference is made to the Credit Agreement, dated as of February 7, 2014, among SFX Entertainment, Inc. (the “Company”), the Lenders party thereto and Barclay’s Bank PLC, as administrative agent and collateral agent thereunder, as amended from time to time (the “Credit Agreement”).  Capitalized terms used but not defined in this Exhibit A shall have the respective meanings set forth in the Credit Agreement.

Set forth below is a summary of the principal terms and conditions for Sillerman Investment Company III LLC (“SIC”) to make available cash collateral in an aggregate amount of up to $31.5 million to secure the repayment of up to $31.5 million in principal and interest on Revolving Loans made to the Company under the Credit Agreement.  If any payments or other actions that must be processed by a bank are scheduled to occur on a weekend or non-bank business day, such payment or action must be completed on the prior bank business day.

Cash Collateral Commitment:

SIC will from time to time during the Commitment Period, at the request of the Company, deposit in a cash collateral account (the “Cash Collateral Account”) cash amounts to secure the repayment of principal and interest on Revolving Loans to be made to the Company under the Credit Agreement pursuant to draws made by the Company under its Credit Agreement during the Commitment Period (defined below) up to the Commitment Amount.  In no event shall SIC be required to deposit cash in the Cash Collateral Account if after giving effect to such deposit the total amount deposited and not yet returned to SIC would exceed the Commitment Amount (defined below) then in effect.

Commitment Amount:	$31.5 million, subject to adjustment with respect to Extension Periods as described below under “Commitment Period.”

Commitment Period:

The period (the “Commitment Period”) from the date hereof through the first anniversary of the date hereof (the “Initial Commitment Period”); provided that prior to the end of any expiring Commitment Period, the Commitment Period may be extended for a time period (each such extended period an “Extension Period”) and for a Commitment Amount to be determined by SIC in its sole discretion and approval of the Board. At the end of the Commitment Period, all cash on deposit in the Cash Collateral Account shall be returned to SIC, unless otherwise agreed. If at the end of any expiring Commitment Period, any cash shall have been previously deposited in the Cash Collateral Account and not returned to SIC, whether because it was drawn to repay bank loans or otherwise, there shall be an Extension Period in effect with respect to an amount no less than the amount of cash previously deposited and not yet returned and such Extension

Period shall be for a period not less than 90 days (or such less period as shall be determined by SIC in its sole discretion).  To the extent that any amounts in the Cash Collateral Account are drawn to pay amounts due to SFX lenders, such amounts shall be deemed to be a loan to the Company and the Company shall be required to reimburse SIC on demand for such drawings on demand and SIC shall be entitled to subrogation to the rights of such lenders (subject to the terms of the agreements governing the Cash Collateral Account).

Extension Fee:

If at the end of any expiring Commitment Period, the Commitment Period is extended for an Extension Period as described above under “Commitment Period,” the Company shall pay to SIC on the first day of the applicable Extension Period a fee of (a) 4%, multiplied by (b) the Commitment Amount with respect to such Extension Period, multiplied by (c) the number of days in such Extension Period divided by 360.

Cash Collateral Fee; Interest:

With respect to any cash on deposit in the Cash Collateral Account, the Company shall pay SIC a fee (a “Cash Collateral Fee”) at a rate per annum equal to 12% of the amount of cash then on deposit, computed on the daily amount of cash on deposit in the Cash Collateral Account. The Cash Collateral Fee will be payable quarterly in arrears on the last business day of each of March, June, September and December, commencing on the first such date after the date hereof on which cash is first deposited in the Cash Collateral Account.

In addition, the Company will pay interest to SIC at a rate per annum equal to the Applicable Rate on the amount of cash deposited in the Cash Collateral Amount that is foreclosed upon and not repaid to SIC by the Company (the “Unrepaid Foreclosed Cash”) and on the amount of any unpaid fees and accrued and unpaid interest (“Unpaid Compensation”).  The “Applicable Rate” shall be 13% with respect to the first 360 days for which there is any Unrepaid Foreclosed Cash or Unpaid Compensation; provided that the Applicable Rate shall increase by 2% with respect to each 360 day period thereafter.  The interest on Unrepaid Foreclosed Cash and Unpaid Fees will be due and payable quarterly in arrears on the last business day of each of March, June, September and December, commencing on the first such date after the date hereof on which there is any Unrepaid Foreclosed Cash or Unpaid Fees.  Interest shall be computed based on a 360 day year.

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Fees and Expenses:

The Company will pay the reasonable costs and expenses, including reasonable legal fees, of SIC and Mr. Sillerman in connection with the negotiation and documentation of the cash collateral arrangement and related agreements and continuing costs and expenses related to (including indemnification obligations under) cash collateral arrangements, related agreements and administration of this agreement.

Other:

Other terms and conditions as mutually agreed by the Company and SIC in definitive transaction documents.

The terms, and consummation of the cash collateral arrangement will be subject to compliance with applicable law and the Company’s debt instruments (including the Credit Agreement).

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